Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Tel: 202.739.3000

Fax: 202.739.3001

www.morganlewis.com

June 18, 2012

SPDR® Series Trust

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Re:	Opinion of Counsel Regarding Post-Effective Amendment No. 86 to the Registration Statement Filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-57793 and 811-08839)

Ladies and Gentlemen:

We have acted as counsel to SPDR® Series Trust (the “Trust”), a Massachusetts voluntary association (commonly known as a business trust), in connection with the above-referenced registration statement (as amended, the “Registration Statement”), which relates to the Trust’s units of beneficial interest, with $0.01 par value per share (collectively, the “Shares”) of the SPDR BofA Merrill Lynch Emerging Markets Corporate Bond ETF and SPDR BofA Merrill Lynch Crossover Corporate Bond ETF (each, a “Fund” and collectively, the “Funds”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 86 to the Registration Statement (the “Amendment”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, the following documents:

(a)	a certificate of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)	the First Amended and Restated Declaration of Trust and the Amended and Restated By-Laws for the Trust and any amendments and supplements thereto (the “Declaration of Trust” and “By-Laws,” respectively);

(c)	a certificate executed by Ryan Louvar, Secretary of the Trust, certifying as to, and attaching copies of, the Declaration of Trust and By-Laws and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Fund; and

(d)	a draft of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed

SPDR® Series Trust

June 18, 2012

relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. We have assumed that the Amendment, as filed with the Commission, will be in substantially the form of the draft referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP